ABN AMRO Series 1998 3 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
Class R 1(Component)	0.00	0.00	0.00
Class A 1	22,982,312.84	962,777.49	1,611,492.66
Class A 2	0.00	1,144,010.04	16,343,000.00
Class A 3	0.00	2,146,989.24	31,807,248.00
Class A 4	41,997,887.68	2,126,381.27	6,445,970.92
Class A 5	49,931,361.78	1,724,728.57	0.00
Class A 6	0.00	0.00	605,297.00
Class A P	206,799.79	0.00	298,678.66
Class A X	0.00	417,247.08	3,207,039.32
Class B 1	35,576.67	182,963.80	2,691,243.16
Class B 2	18,834.71	96,863.14	1,424,775.29
Class B 3	12,556.57	64,575.42	949,849.83
Class B 4	10,463.74	53,812.86	791,541.80
Class B 5	10,463.74	50,787.63	791,541.80
Class M	89,988.03	462,790.61	6,807,259.71
Class RII(Component)	0.00	0.00	0.00